UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

November 1, 2019 (October 28, 2019)
____________________

National Instruments Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-25426	74-1871327
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11500 North MoPac Expressway
Austin, Texas 78759
(Address of principal executive offices, including zip code)

(512) 683-0100
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[☐] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[☐] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[☐] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[☐] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	NATI	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (ß230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company [☐]
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act [ ]

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 28, 2019, Eric H. Starkloff, the current President and Chief Operating Officer of National Instruments Corporation ("NI" or the "Company"), was appointed as the Company’s next Chief Executive Officer, effective February 1, 2020 (the "Effective Date"). Mr. Starkloff will serve as Chief Executive Officer in addition to his continued role as President and, pursuant to the terms of his employment agreement with the Company (the "Employment Agreement"), the NI Board of Directors (the "Board") will appoint Mr. Starkloff to the Board upon the Effective Date, or as soon as practicable thereafter, subject to any required Board approval.

Mr. Starkloff, age 44, joined NI in July 1997 and has served as President and Chief Operating Officer since October 2018. He previously served as Executive Vice President, Global Sales and Marketing from February 2014 to October 2018; Senior Vice President of Marketing from April 2013 to January 2014; Vice President of Marketing from November 2010 to March 2013; and Vice President of Product Marketing from October 2008 to October 2010. During his tenure at NI, Mr. Starkloff has also held the positions of Director of Product Marketing; Product Marketing Manager; and Applications Engineer. Mr. Starkloff received his bachelor’s degree in Electrical Engineering from the University of Virginia.

Pursuant to the Employment Agreement, Mr. Starkloff will receive an annual base salary of $700,000 (the "Base Salary"). The Base Salary will be reviewed annually by the Compensation Committee of the Board and, based upon the recommendations of the Compensation Committee, approved by the Board. Mr. Starkloff will be eligible to participate in NI’s annual incentive program (the "AIP") and receive an annual cash bonus. His initial target annual cash incentive shall be 110% of the Base Salary, subject to subsequent adjustment in accordance with the AIP.

Mr. Starkloff will also receive an initial grant ("Initial Award") of one hundred fifty thousand (150,000) restricted stock units ("RSUs") under NI’s 2015 Equity Incentive Plan (the "Plan"). One-half of the RSUs subject to the Initial Award will be scheduled to vest in equal installments annually over three (3) years subject to Mr. Starkloff’s continued service as an employee through each vesting date. The remaining RSUs subject to the Initial Award will vest based on NI’s total shareholder return performance in relation to the performance of the Russell 2000 index over a three-year period commencing January 1, 2020, subject to his continued employment with NI. In addition, at NI’s next equity award approval cycle, expected in April 2020, Mr. Starkloff will be granted additional RSUs under the Plan equal to the result (rounded to the nearest whole share) of $2,000,000 divided by NI’s Common Stock closing price on the day immediately preceding the grant date (the "Supplemental Award"). The Supplemental Award will be subject to approval of the Board and will be scheduled to vest as to one-half of the RSUs in equal installments annually over a three-year period subject to his continued service as an employee through each vesting date. The remaining RSUs subject to the Supplemental Award will be scheduled to vest based on NI total shareholder return performance relative to the Russell 2000 index over a three-year performance period commencing January 1, 2020 and subject further to Mr. Starkloff’s continued employment through the vesting date. Both the Initial Award and the Supplemental Award will be subject to the terms of the Plan or a successor plan, as applicable, and to the standard approved form of time-based and performance-based restricted stock unit agreement thereunder and to Mr. Starkloff’s continued employment through the award grant date.

In the event Mr. Starkloff’s employment is terminated either by NI without Cause or Mr. Starkloff resigns for Good Reason (as such terms are defined in the Employment Agreement), subject to him executing and not revoking a release of claims in favor of NI and meeting other requirements in the Employment Agreement, Mr. Starkloff will be entitled to receive (i) continuing severance pay at a rate equal to one-hundred percent (100%) of his Base Salary, as then in effect (less applicable withholding), for a period of eighteen (18) months from the date of such termination, paid in accordance with NI’s normal payroll practices; (ii) to the extent not already earned and accrued, a lump sum equivalent to one hundred percent (100%) of his AIP bonus as in effect at the time of the applicable termination or resignation, less applicable withholding, which amount shall be paid at such time annual bonuses are paid to other senior executives of NI (for avoidance of doubt in no case would Mr. Starkloff be entitled to more than one AIP bonus payment under the terms of this provision); (iii) accelerated vesting of Mr. Starkloff’s outstanding NI service-based RSUs that would have vested had he remained employed by NI for twelve (12) months following the termination date, and subject to any required approval by the Board; and (iv) provided he timely elects healthcare continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986 ("COBRA"), NI reimbursement of Mr. Starkloff for, or direct payment of, his COBRA premiums (at the coverage level in effect immediately prior to his termination) until the earlier of eighteen (18) months following the termination date or the date Mr. Starkloff becomes covered under similar plans. If NI determines, in its sole discretion, that it cannot provide the foregoing benefit related to COBRA premiums without potentially violating, or being subject to an excise tax under, applicable law, NI will instead provide a taxable monthly payment of an equivalent amount, which will be made regardless of whether Mr. Starkloff elects COBRA, and continue until the earlier of eighteen (18) months following termination or the date Mr. Starkloff becomes covered under similar plans.

Notwithstanding any contrary provision in the preceding paragraph, if a termination described in the Employment Agreement occurs within the period beginning three months prior to a Change in Control (as such term is defined in the Employment Agreement) and ending twelve (12) months following a Change in Control, then Mr. Starkloff will be entitled to receive the same severance described in the preceding paragraph except the severance amount set forth in (i) above will be paid in a lump-sum on the sixtieth (60th) day following the termination date. For avoidance of doubt, Mr. Starkloff’s equity awards will remain subject to the Change in Control vesting or other treatment as provided for pursuant to the terms of NI’s equity plan and his equity award agreements, as applicable, notwithstanding his eligibility to receive vesting acceleration set forth in (iii) above.

Other than the employment arrangements described above, there are no arrangements or understandings related to Mr. Starkloff pursuant to which he is to be appointed a director, there are no family relationships between Mr. Starkloff and any director or executive officer of NI, and Mr. Starkloff has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The foregoing description of the material terms of the Employment Agreement is only a summary and is qualified in its entirety by the terms of the Employment Agreement, a copy of which will be filed with NI’s annual report on Form 10-K for the fiscal year ending December 31, 2019.

Further, on October 28, 2019 ("Transition Agreement Effective Date"), NI entered into a Transition Agreement (the "Transition Agreement") with Alexander M. Davern, NI’s current Chief Executive Officer, pursuant to which Mr. Davern will transition from his service as Chief Executive Officer on January 31, 2020 into a strategic advisor role whereby he will provide certain transition and advisory services to NI through May 5, 2020 (the "Transition Period"). The Transition Agreement will supersede and replace Mr. Davern’s current employment agreement as of the Transition Agreement Effective Date. Mr. Davern will continue to serve as a member of the NI Board.

During the Transition Period, Mr. Davern will receive his current base salary and benefits. He will also be eligible to participate in the AIP and annual cash bonus performance program for 2019, but not for any period thereafter. If either NI terminates the employment of Mr. Davern without Cause (as defined in the Transition Agreement) or the parties mutually agree to terminate prior to May 5, 2020, Mr. Davern will receive a lump sum reflecting any remaining base salary that would have been received under the Transition Agreement and, provided Mr. Davern signs the agreed separation agreement (the "Separation Agreement"), the benefits offered under such Separation Agreement. NI and Mr. Davern have agreed to sign the Separation Agreement on or after the final date of his employment which will provide that (i) Mr. Davern’s equity awards that are subject only to service-based vesting, and scheduled to vest prior to May 5, 2021, will vest upon signing, and (ii) Mr. Davern’s health continuation coverage costs will be paid through May 5, 2021.

The foregoing description of the material terms of each of the Transition Agreement and Separation Agreement is only a summary and is qualified in its entirety by the terms of the Transition Agreement (including the Separation Agreement attached as an exhibit thereto), a copy of which will be filed with NI’s annual report on Form 10-K for the fiscal year ending December 31, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL INSTRUMENTS CORPORATION

By:	/s/ R. Eddie Dixon, Jr.
Name: R. Eddie Dixon, Jr. Title: Vice President, General Counsel and Secretary

Date: November 1, 2019